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                                SUBSIDIARIES OF

        SECURITY ASSOCIATES INTERNATIONAL, INC., A DELAWARE CORPORATION

                              AS OF MARCH 29, 1999


Texas Security Central, Inc., a Texas corporation

Alarm Central Monitoring, Inc., a Texas corporation

Telecommunications Associates Group, Inc. (ERC), an Ohio corporation

Guardian Security Systems, Inc., an Ohio corporation

AMJ Central Station Corporation, Inc., a Delaware corporation

Alarm Funding Corporation, a Delaware corporation